Exhibit 99.1

Virco Reports Full Year Net Income of $2.6 Million on Revenue of $199.7 Million

•Shareholder Distributions Totaled $5.6 Million, Including $1.6 Million of Dividends and $4.0 Million of Share Repurchases
•Tight Operating and Financial Controls in Place
•Current Ratio Remains Healthy at 3.1
•Early Order Rates Underscore Normalization of School Furniture Market

TORRANCE, CALIFORNIA, APRIL 8, 2026 (Globe Newswire)—Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and supplier of moveable furniture and equipment for educational environments and public spaces, announced results for the Company’s fourth quarter and full fiscal year ended January 31, 2026.

For the fourth quarter alone, total revenue was $26.2 million, a decrease of 8.1% from $28.5 million in the same period last year. Operating loss for the quarter was $9.9 million compared to operating loss of $8.1 million in the same period last year. This negative year-over-year comparison of fourth quarter results has continued a pattern established over a year ago, when the market for school furniture entered a downturn caused by the end of COVID-era subsidies and the completion of unusual COVID-related backlogs resulting from supply chain disruptions, labor shortages and other market dislocations, including a large and unique disaster recovery order that temporarily boosted the Company’s offseason and full-year performance.

For the full fiscal year ended January 31, 2026, net income was $2.6 million on total revenue of $199.7 million. Despite serious market headwinds, the Company ended the year with $14.4 million in cash and a current ratio of 3.1, positioning it to take advantage of the market recovery that as of this writing appears to be gaining momentum. Over the course of the year, the Company distributed $5.6 million to shareholders through cash dividends and share repurchases. Management believes this performance, in the face of historic macroeconomic headwinds, illustrates the strong operating and financial controls provided by the Company’s vertical business model, as well as the underlying resilience of its core market for public and private school furniture, fixtures and equipment. This market comprises over 60 million end-users: students, teachers and support staff. The Company estimates that at some point in their educational career, some or all of these end users will have utilized Virco furniture.

The market dislocations of the COVID-era school closures and supply chain disruptions remain difficult to assess. Management attempted during the middle of that cycle to disentangle some of the backlog buildup that appeared to be growth but was in fact deferred demand and shipments. Even now, three years after the event, those factors remain difficult to isolate.

Nonetheless, because Management believed those forces and their consequences were extraordinary, it adopted a conservative approach to capital management, assuming that few of the observable trends, other than its proven expansion of field service capabilities along with rapid prototyping and product development, were of durable market advantage. This perspective derives from the Company’s 76-year history of serving the school furniture market. As more schools seek U.S.-sourced products and the services to support them, the post-COVID rebalancing may prove positive for the Company.

Financially and operationally, the Company now finds itself in a position to capitalize on the nascent market recovery. Even modest growth in revenue may deliver favorable impact to cash flows and operating income, allowing the Company to expand its market-leading reputation for on-time delivery and superior, made-in-USA quality. Management also looks forward to continuing its recent practice of balanced cash returns to shareholders.

As of the date of this report, the Company’s preferred metric for production planning and staffing—“Shipments plus Backlog”—is approximately 3% lower than last year. This two-part metric combines actual year-to-date shipments plus backlog, most of which is expected to ship in the current fiscal year. However, as of this date, incoming orders rates are running ahead of the prior year by low double digits. Should these more normalized order rates continue, they may eventually translate to an improved metric of shipments plus backlog. Given that the market for school furniture is still struggling to re-establish equilibrium following dislocations of the pandemic, Management reiterates its traditional warning that investors should not treat these various metrics as “guidance,” or forecasts.

Interestingly, there also appears to be a renewed focus on vocational and technical training as well as traditional education. This is, perhaps, a response to anticipated impacts on the job market by artificial intelligence, as well as ongoing efforts to address the negative impacts of school closures during the pandemic. These trends are evident both in the product mix of incoming orders as well as discussions with educators who are planning new projects and renovations.

Looking back on what was clearly a challenging year for the Company, Chairman and CEO Robert Virtue said: “We have confronted difficult market swings several times in our long history. We were fortunate this time to enter the downturn in a very strong financial position. In fact, because we prudently reinvested or conserved much of the income and cash flow from the COVID recovery, we found ourselves in a materially different condition than prior downturns. This has proven especially helpful given the current interest rate environment and the uncertain outlook for extended supply chains. These forces, among others, are reshaping the competitive calculus for big, bulky, seasonal products like ours. We have expanded our service capabilities to help schools with the project-focused muscular labor that doesn’t really justify their own permanent staff. We’ve also invested in new technologies that allow us to more rapidly prototype and develop new products, so we can offer U.S.-made alternatives in place of imports that may be increasingly costly or impossible to source.

"Our core market is large, with over 60 million end users, and geographically and economically diverse, reflecting the ground-level uniqueness of tens of thousands of local communities across the United States and internationally. We have structured our business to operate at what we consider a “normalized level,” which is slightly higher than last year.

"If last year was a practical stress test of this structure, we are reasonably satisfied with the outcome. We obviously look forward to improved results as school functions across the country return to more normal levels, like the order rates we’re seeing now. Further, we look forward to using our strong position as a platform to develop additional business with similar characteristics to school furniture.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of movable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement regarding shipments plus backlog as of April 8, 2026, and the percentage change compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, and is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2026, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim, any obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Consolidated Balance Sheets

	January 31,
	2026	2025
	(In thousands)

Assets
Current assets
Cash	$14,437	$26,867
Trade accounts receivables (net of allowance of $200 at January 31, 2026 and 2025)	13,590	13,004
Income tax receivable	3,863	4,060
Inventories	56,735	55,647
Prepaid expenses and other current assets	10,104	2,595
Total current assets	98,729	102,173
Property, plant and equipment, net	34,578	36,428
Operating lease right-of-use assets	30,415	35,593
Deferred income tax assets, net	5,437	5,821
Other assets	5,020	11,931
Total assets	$174,179	$191,946

Virco Mfg. Corporation
Consolidated Balance Sheets

	January 31,
	2026	2025
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$7,393	$11,593
Accrued compensation and employee benefits	11,434	11,064
Current portion of long-term debt	269	258
Current portion of operating lease liability	6,490	1,673
Other accrued liabilities	6,396	9,687
Total current liabilities	31,982	34,275
Non-current liabilities
Accrued self-insurance retention	730	780
Accrued pension expenses	839	6,746
Income tax payable, less current portion	227	200
Long-term debt, less current portion	3,609	3,878
Operating lease liability, less current portion	30,006	36,007
Other long-term liabilities	855	795
Total non-current liabilities	36,266	48,406
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,761,141 shares at January 31, 2026, 16,087,082 shares at January 31, 2025	157	161
Additional paid-in capital	113,761	117,549
Accumulated deficit	(7,875)	(8,867)
Accumulated other comprehensive (loss) income	(112)	422
Total stockholders’ equity	105,931	109,265
Total liabilities and stockholders’ equity	$174,179	$191,946

Virco Mfg. Corporation
Consolidated Statements of Income

	Years ended January 31,
	2026	2025
	(In thousands, except per share data)

Net sales	$199,652	$266,240
Costs of goods sold	118,413	151,546
Gross profit	81,239	114,694
Selling, general and administrative expenses	77,580	86,835
Operating income	3,659	27,859
Unrealized gain on investment in trust account	(239)	(1,365)
Pension expense	135	451
Interest expense, net	300	349
Income before income taxes	3,463	28,424
Income tax expense	895	6,780
Net income	$2,568	$21,644

Cash dividends declared per common share:	$0.10	$0.09

Net income per common share:
Basic	$0.16	$1.32
Diluted	$0.16	$1.32
Weighted average shares outstanding:
Basic	15,761	16,365
Diluted	15,771	16,372